EXHIBIT 99.1

Palatin Reports Fourth Quarter and Fiscal Year 2022 Financial Results

and Provides Corporate Update

•

Phase 3 Pivotal Study of PL9643 in Patients with Dry Eye Disease Ongoing Positive Interim Analysis – DMC Recommended Study Sample Size of 350 Patients Topline Results Currently Expected Second Quarter Calendar 2023

•	Vyleesi® - Gross product sales increased 79%, net product revenue increased 257% and prescriptions dispensed increased 49%, over the prior quarter

•	Closed on a $15 Million Private Placement of Redeemable Convertible Preferred Stock

•	Patient Recruitment Initiated in a Phase 2 Clinical Study of Oral PL8177 in Patients with Ulcerative Colitis with an Interim Analysis and Topline Results Currently Expected First Half Calendar 2023

•	Teleconference and Webcast to be held on September 22, 2022, at 11:00 AM EDT

CRANBURY, NJ – September 22, 2022 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced financial results for its fiscal fourth quarter and fiscal year ended June 30, 2022.

“We are excited to have two novel melanocortin receptor peptides with differentiating product profiles progressing in clinical trials - a Phase 3 pivotal study of PL9643 in patients with dry eye disease, and a Phase 2 clinical study of oral PL8177 in patients with ulcerative colitis,” stated Carl Spana, Ph.D., President and CEO of Palatin. “Topline results from the Phase 3 study of PL9643 is currently expected in the second quarter calendar of 2023, and the interim analysis and topline results from the Phase 2 study of PL8177 currently expected in the first half of 2023.”

Dr. Spana further commented, “Vyleesi sales continue to grow, with our June 30, 2022, quarter showing significant increases across all value metrics, including gross product sales, net product revenue, prescriptions dispensed, refill rates, and commercial insurance reimbursement, compared to the prior quarter and comparable quarter last year.”

Financial Highlights for the Fourth Quarter Ended June 30, 2022

•	Net loss for the quarter ended June 30, 2022, was $12.8 million, or $(1.34) per common share, compared to a net loss of $13.9 million, or $(1.47) per common share, for the same period in 2021.

•	As of June 30, 2022, the Company had cash and cash equivalents of $29.9 million, compared to $37.7 million as of March 31, 2022 and $60.1 million as of June 30, 2021.

•

Vyleesi® (bremelanotide injection) / Hypoactive Sexual Desire Disorder (HSDD): Gross product sales increased 79%, net product revenue increased 257% and prescriptions dispensed increased 49%, over the prior quarter.

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Business Highlights and Recent Updates

•	Anti-Inflammatory / Autoimmune Programs

■	PL9643 melanocortin agonist for the treatment of dry eye disease (DED)

–	Positive interim analysis in ongoing Pivotal Phase 3 clinical study in patients with DED.

•

The independent data monitoring committee (DMC) performed their assessment on the first 120 patients to complete the study and based on their recommendation, Palatin plans to enroll up to an additional 230 patients in the study for a final sample size of 350 patients.

•	No safety concerns were identified by the DMC.

–	Topline data readout expected in the second quarter of calendar year 2023.

–	Additional trial information, including inclusion and exclusion criteria, can be found at https://clinicaltrials.gov/ via the identifier NCT04268069.

■	PL8177 oral melanocortin agonist for the treatment of ulcerative colitis (UC):

–	Initiated patient recruitment in a Phase 2 oral formulation study of PL8177 in patients with UC.

–	Interim assessment is currently expected to occur in the first quarter of calendar year 2023.

–	Topline data readout is currently expected in the second quarter of calendar year 2023.

–	Additional trial information, including inclusion and exclusion criteria, can be found at https://clinicaltrials.gov/ via the identifier NCT05466890.

•

Vyleesi® (bremelanotide injection) / Hypoactive Sexual Desire Disorder (HSDD): Goal of the Vyleesi program is to demonstrate commercial product value in the marketplace with an objective of re-licensing the U.S. rights to a committed women’s healthcare company.

■	For the fiscal fourth quarter ended June 30, 2022:

–	Gross product sales increased 79% over the prior quarter, increased 91% over the comparable quarter in 2021.

–	Net product revenue increased 257% over the prior quarter, increased 857% over the comparable quarter in 2021.

–	Total prescriptions dispensed increased 49% over the prior quarter, increased 54% compared to the comparable quarter in 2021.

–	Refill rates, commercial insurance reimbursement, and net revenue per prescription dispensed, increased over the prior quarter and comparable quarter in 2021.

■	Patients and healthcare providers can learn more about HSDD and Vyleesi atwww.vyleesi.com and www.vyleesipro.com

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•	Other:

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Redeemable Convertible Preferred Stock: On May 11, 2022, Palatin entered into a securities purchase agreement with institutional investors, selling and issuing 8,100,000 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) and 900,000 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”). Each share of Series B Preferred Stock and Series C Preferred Stock had a purchase price of $1.67 and is convertible into Palatin common stock at an initial conversion price of $11.25 per share. The investors in the Series B Preferred Stock and Series C Preferred Stock also received warrants to purchase up to 66,666 shares of common stock at an exercise price of $12.50 per share, which expire 48 months following issuance. Total gross proceeds from the offering, before deducting offering expenses, is $15.0 million which was deposited in, and is being held in, an escrow account as of June 30, 2022, pending the investors’ election to redeem the shares for cash or in notes, or convert the shares to common stock. The escrowed proceeds have been presented as a deduction to Series B and C Redeemable Convertible Preferred Stock on the Company’s consolidated balance sheet at June 30, 2022.

To the extent any shares of Series B Preferred Stock or Series C Preferred Stock are converted to common shares or redeemed for debt, the Company will use such net proceeds from this offering for working capital and general corporate purposes. Additional information regarding the securities described above and the terms of the offering are included in Palatin’s fiscal year ended June 30, 2022 10-K filing with the United States Securities and Exchange Commission.

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Reverse Stock Split: At Palatin’s Annual Meeting of Stockholders held on June 24, 2022, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Board of Directors approved the implementation of a 1-for-25 reverse stock split effective as of 5:00 p.m. Eastern Time on August 30, 2022. The reverse stock split reduced the number of shares of Palatin’s common stock outstanding from approximately 231,774,000 shares to approximately 9,271,000 shares but did not change the authorized number of shares of Common Stock, which remain at 300,000,000 shares of Common Stock. The Company’s common stock continues to trade on the NYSE American Stock Market under the symbol “PTN.”

Fourth Quarter and Fiscal Year Ended June 30, 2022 Financial Results

All share and per share amounts are presented on a post-reverse-split basis, giving effect to the 1- for-25 reverse stock split.

Revenue

Total revenue consists of gross product sales of Vyleesi, net of allowances and accruals, and license and contract revenue.

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Vyleesi gross product sales to pharmacy distributors for the quarter ended June 30, 2022, were $2.3 million, with net product revenue of $770,738, compared to gross product sales of $1.2 million, with net product revenue of $80,504, for the comparable quarter in 2021. Gross product sales increased 91% and net product revenue increased 857% over the comparable quarter in 2021.

Vyleesi gross product sales to pharmacy distributors for the fiscal year ended June 30, 2022, were $5.8 million, with net product revenue of $1.2 million, compared to gross product sales of $4.7 million, with negative net product revenue of $283,286, for the fiscal year ended June 30, 2021. Gross product sales increased 23% and net product revenue increased 530% over the fiscal year ended June 30, 2021.

Palatin recognized $250,000 in license and contract revenue for the fiscal year ended June 30, 2022, related to our license agreement with Fosun, compared to $94,689 for the quarter and fiscal year ended June 30, 2021, related to our license agreement with Kwangdong.

Operating Expenses

Total operating expenses were $13.9 million for the quarters ended June 30, 2022 and 2021.

Total operating expenses for the fiscal year ended June 30, 2022, were $38.1 million, compared to $33.2 million for the fiscal year ended June 30, 2021.

The increase in operating expenses was the result of increased research and development expenses primarily related to our ongoing pivotal Phase 3 clinical trial of PL9643, offset by decreased commercial expenses related to Vyleesi.

Other Income / (Expenses)

Total other income, net, consist mainly of unrealized foreign currency transaction gains and losses, which consisted of gains of $325,868 and $389,868, respectively, for the quarter and fiscal year ended June 30, 2022, compared to losses of $221,274 and $212,526, respectively, for the quarter and fiscal year ended June 30, 2021.

Cash Flows

Palatin’s net cash used in operations for the quarter and fiscal year ended June 30, 2022, was $7.7 million and $29.9 million, respectively, compared to net cash used in operations of $8.5 million and $22.6 million, respectively, for the same periods in 2021. The increase in net cash used in operations is mainly due to cash received in fiscal year ended June 30, 2021 related to our Termination Agreement with AMAG Pharmaceuticals offset by a one-time negotiated payment of approximately $7.0 million in the quarter ended December 31, 2020 related to inventory purchase commitments of Vyleesi and by increased operating expenses in fiscal year ended June 30, 2022.

Net Loss

Palatin’s net loss for the quarter and fiscal year ended June 30, 2022, was $12.8 million and $36.2 million, or $(1.34) and $(3.79) per basic and diluted common share, respectively, compared to a net loss of $13.9 million and $33.6 million, or $(1.47) and $(3.55) per basic and diluted common share, respectively, for the same periods in 2021.

The decrease in net loss for the quarter ended June 30, 2022 over the quarter ended June 30, 2021, was mainly due to the increase of net product revenue of Vyleesi. The increase in net loss for the fiscal year ended June 30, 2022 over the fiscal year ended June 30, 2021, was mainly due to increased operating expenses offset by increased Vyleesi total revenues.

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Cash Position

As of June 30, 2022, Palatin’s cash and cash equivalents were $29.9 million with $1.8 million of accounts receivable, compared to cash and cash equivalents of $37.7 million with $0.8 million of accounts receivable as of March 31, 2022, and $60.1 million of cash and cash equivalents with $1.6 million of accounts receivable as of June 30, 2021.

The $29.9 million of cash and cash equivalents at June 30, 2022, does not include the $15 Million Private Placement of Redeemable Convertible Preferred Stock. These funds are being held in an escrow account, pending the investors’ election to redeem the shares for cash or in notes, or convert the shares to common stock.

Palatin’s audited financial statements for the year ended June 30, 2022, to be included in the Annual Report on Form 10-K include an audit report from its independent registered public accounting firm, KPMG LLP, that contains a going concern explanatory paragraph.

Conference Call / Webcast

Palatin will host a conference call and audio webcast on September 22, 2022 at 11:00 a.m. Eastern Time to discuss the results of operations in greater detail and provide an update on corporate developments. Individuals interested in listening to the conference call live can dial 1-800-458- 4121 (US/Canada) or 1-313-209-6672 (International), conference ID 8655999. The audio webcast and replay can be accessed by logging on to the “Investor/Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and audio webcast replay will be available one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (US/Canada) or 1- 719-457-0820 (International), passcode 8655999. The webcast and telephone replay will be available through September 29, 2022.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects.

Many tissues and immune cells located in the eye (and other places, for example the gut and kidney) express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with highly potent, targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about market potential of Vyleesi and other Palatin products in development, clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, proposed indications for product candidates, market potential for product candidates, and potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, Palatin's ability to establish and maintain the capability for manufacturing, marketing and distribution of Vyleesi, sales of Vyleesi in the United States and elsewhere in the world, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin's ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin's products, and other factors discussed in Palatin's periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® and Vyleesi® are registered trademarks of Palatin Technologies, Inc.

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(Financial Statement Data Follows

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021

REVENUES
Product revenue, net	$770,738	$80,504	$1,218,457	$(283,286)
License and contract	-	94,689	250,000	94,689
Total revenues	770,738	175,193	1,468,457	(188,597)

OPERATING EXPENSES
Cost of products sold	87,517	37,800	217,529	147,840
Research and development	7,436,199	3,481,800	21,327,434	12,926,559
Selling, general and administrative	6,348,112	5,950,339	16,511,942	17,336,913
Loss on license termination agreement	-	4,407,987	-	2,784,192
Total operating expenses	13,871,828	13,877,926	38,056,905	33,195,504

Loss from operations	(13,101,090)	(13,702,733)	(36,588,448)	(33,384,101)

OTHER INCOME (EXPENSE)
Investment income	25,863	3,803	29,963	23,572
Foreign currency gain (loss)	325,868	(221,274)	389,868	(212,526)
Interest expense	(18,259)	(14,080)	(29,682)	(23,440)
Total other income (expense), net	333,472	(231,551)	390,149	(212,394)

NET LOSS	$(12,767,618)	$(13,934,284)	$(36,198,299)	$(33,596,495)

Basic and diluted net loss per common share	$(1.34)	$(1.47)	$(3.79)	$(3.55)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	9,543,762	9,481,910	9,543,762	9,466,004

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets
(unaudited)

	June 30, 2022	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$29,939,154	$60,104,919
Accounts receivable	1,780,020	1,580,443
Inventories	944,471	1,162,000
Prepaid expenses and other current assets	1,932,454	3,059,679
Total current assets	34,596,099	65,907,041

Property and equipment, net	539,314	94,817
Right-of-use assets - operating leases	878,465	1,237,813
Other assets	56,916	56,916
Total assets	$36,070,794	$67,296,587

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,157,617	$640,650
Accrued expenses	6,875,216	5,797,378
Short-term operating lease liabilities	371,124	351,853
Short-term finance lease liabilities	100,921	-
Other current liabilities	5,754,986	3,721,907
Total current liabilities	16,259,864	10,511,788

Long-term operating lease liabilities	529,398	900,520
Long-term finance lease liabilities	152,407	-
Other long-term liabilities	2,861,250	6,232,907
Total liabilities	19,802,919	17,645,215

Series B and Series C Redeemable Convertible Preferred Stock of $0.01 par value: authorized, issued, and outstanding 9,000,000 shares as of June 30, 2022, with a liquidiation preference of $15,000,000	15,000,000	-
Escrowed proceeds	(15,000,000)	-

Stockholders’ equity:

Preferred stock of $0.01 par value – authorized 10,000,000 shares (including amounts authorized for Series B and Series C Redeemable Convertible Preferred Stock): shares issued and outstanding designated as follows:

Series A Convertible: authorized 4,030 shares as of June 30, 2022: issued and outstanding 4,030 shares as of June 30, 2022 and June 30, 2021	40	40
Common stock of $0.01 par value – authorized 300,000,000 shares: issued and outstanding 9,270,947 shares as of June 30, 2022 and 9,201,988 shares as of June 30, 2021	92,709	92,020
Additional paid-in capital	404,168,822	401,354,709
Accumulated deficit	(387,993,696)	(351,795,397)
Total stockholders’ equity	16,267,875	49,651,372
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$36,070,794	$67,296,587